Exhibit 99.1

National Public Finance Guarantee Corporation Comments on Standard & Poor’s Downgrade of National’s Financial Strength Rating

PURCHASE, N.Y.--(BUSINESS WIRE)--June 26, 2017--National Public Finance Guarantee Corporation (National), an indirect subsidiary of MBIA Inc. (NYSE:MBI), issued the below statement in response to the decision today by Standard & Poor's Global Ratings (S&P) to downgrade National’s financial strength rating from AA- to A.

“S&P’s decision to downgrade National’s financial strength rating is both frustrating and disappointing,” said Bill Fallon, National’s Chief Executive Officer. “We’ve made tremendous progress in growing our new business activity and gaining market share over the past few years while adhering to stringent credit underwriting criteria that incorporate lessons learned from our 44 years of experience as a bond insurance company. Given that S&P had rated National one notch lower than its competitors, National’s progress is all the more noteworthy.”

Mr. Fallon added, “Our competitive position within the financial guarantee industry, the purported reason for S&P’s action, has little bearing on National’s financial strength, which remains substantial. National’s capital resources and operating leverage are well within S&P’s criteria for a Triple-A rating. Consequently, policyholders remain well protected despite the downgrade. With $4.6 billion of claims-paying resources at March 31, 2017, National has significant assets to satisfy its insurance claim obligations, on time and in full.”

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

National Public Finance Guarantee Corporation, headquartered in Purchase, New York is the world’s largest U.S. public finance-only financial guarantee insurance company, with offices in New York and San Francisco. Please visit National’s website at www.nationalpfg.com.

CONTACT:
National Public Finance Guarantee Corporation
Media:
Greg Diamond, 914-765-3190
or
Fixed-Income Investor Relations:
Kevin Brown, 914-765-3385
or
MBIA Inc.
Investor and Media Relations:
Greg Diamond, 914-765-3190